Artisan Partners Asset Management Inc. Reports December 2022 Assets Under Management
Milwaukee, WI - January 11, 2023 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of December 31, 2022 totaled $127.9 billion. Artisan Funds and Artisan Global Funds accounted for $60.8 billion of total firm AUM, while separate accounts and other AUM1 accounted for $67.1 billion.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of December 31, 2022 - ($ Millions)
Growth Team
Global Opportunities	$18,676
Global Discovery	1,392
U.S. Mid-Cap Growth	10,624
U.S. Small-Cap Growth	3,285
Global Equity Team
Global Equity	413
Non-U.S. Growth	13,285
Non-U.S. Small-Mid Growth	6,752
China Post-Venture	173
U.S. Value Team
Value Equity	3,252
U.S. Mid-Cap Value	2,826
Value Income	10
International Value Team
International Value	30,152
International Explorer	58
Global Value Team
Global Value	21,432
Select Equity	335
Sustainable Emerging Markets Team
Sustainable Emerging Markets	873
Credit Team
High Income	6,957
Credit Opportunities	136
Floating Rate	47
Developing World Team
Developing World	3,466
Antero Peak Group
Antero Peak	2,948
Antero Peak Hedge	728
EMsights Capital Group
Global Unconstrained	16
Emerging Markets Debt Opportunities	45
Emerging Markets Local Opportunities	11

Total Firm Assets Under Management ("AUM")	$127,892
1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for certain strategies include the following amounts for which Artisan Partners provides investment models to managed account sponsors (reported on a one-month lag): Artisan Sustainable Emerging Markets $51 million.

ABOUT ARTISAN PARTNERS
Artisan Partners is a global investment management firm that provides a broad range of high value-added investment strategies to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.